                                  EXHIBIT 2.3

                            TWIN Entertainment Inc.

                            STOCKHOLDERS AGREEMENT

     This Stockholders Agreement (the "Agreement") is made and entered into as of this 31 day of January 2000, by and among TWIN Entertainment Inc., a Delaware corporation (the "Company"), and each of the entities listed on Exhibit A hereto (which entities are hereinafter collectively referred to as the "Stockholders" and each individually as a "Stockholder").

                                   Recitals

     Whereas, the Stockholders are the beneficial owners of an aggregate of Five Million (5,000,000) shares of the Common Stock of the Company;

     Whereas, the parties desire to enter into this Agreement in order to grant certain rights to the Company and to the Stockholders as described herein;

     Now, Therefore, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

1.  Definitions.

     1.1 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or which is controlled by an entity which controls, another Person; provided, however, that "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     1.2 "Common Stock" shall mean the Company's Common Stock and shares of Common Stock issued or issuable upon exercise of any option, warrant or other security or right of any kind convertible into or exchangeable for Common Stock.

     1.3 "IN Director" or "IN Directors" shall mean those members of the Company's board of directors nominated to serve on the board of directors by IN Stockholder pursuant to Section 5.

     1.4 "IN Stockholder" shall mean Interactive Network, Inc. and its permitted successors and assigns.

     1.5 "Person" means any natural person, partnership, corporation, limited liability company, trust, estate, association, custodian or nominee or any other individual or entity in its own or any representative capacity.

                                       1.

     1.6 "Stock" shall mean the Company's Common Stock now owned or subsequently acquired by the Stockholders by gift, purchase, dividend, option exercise or any other means whether or not such securities are only registered in a Stockholder's name or beneficially or legally owned by such Stockholder. The number of shares of Common Stock owned by the Stockholders as of the date hereof are set forth on Exhibit A, which Exhibit may be amended from time to time by the Company to reflect changes in the number of shares owned by the Stockholders, but the failure to so amend shall have no effect on such Common Stock being subject to this Agreement.

     1.7 "Transfer" shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by request, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Stock.

     1.8 "TW Stockholder" shall mean Two Way TV Limited and its permitted successors and assigns.

     1.9 "TW Director" or "TW Directors" shall mean those members of the Company's board of directors nominated to serve on the board of directors by TW Stockholder pursuant to Section 5.

2.   Transfers by a Stockholder.

     2.1 Notice of Transfer. If a Stockholder wishes to Transfer any shares of its Stock, then the transferring Stockholder (the "Transferring Stockholder") shall give written notice of its desire to Transfer such Stock (the "Notice") simultaneously to the Company and to each of the other Stockholders. The Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of shares of Stock to be transferred, the nature of such Transfer and the consideration proposed to be paid.

     2.2 Company Right of First Offer. For a period of ten (10) days following receipt of any Notice described in Section 2.1, the Company shall have the right to purchase all or a portion of the Stock subject to such Notice on the same terms and conditions as set forth therein. The Company's purchase right shall be exercised by written notice signed by an officer of the Company (the "Company Notice") and delivered to the Transferring Stockholder. The Company shall effect the purchase of the Stock, including payment of the purchase price, not more than five (5) business days after delivery of the Company Notice, and at such time the Transferring Stockholder shall deliver to the Company the certificate(s) representing the Stock to be purchased by the Company, each certificate to be properly endorsed for transfer. The Stock so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company's Common Stock.

     2.3  Stockholder Right of First Offer.

          (a) In the event that the Company does not elect to purchase all of the Stock available pursuant to its rights under Section 2.2 within the period set forth therein, the Transferring Stockholder shall promptly give written notice (the "Second Notice") to each other

                                       2.

Stockholder and stockholders of the Company holding at least ten percent (10%) of the shares of Common Stock (each, an "Eligible Stockholder"), which shall set forth the number of shares of Stock not purchased by the Company and which shall include the terms of Notice set forth in Section 2.1. The Eligible Stockholder shall then have the right, exercisable upon written notice to the Transferring Stockholder (the "First Offer Notice") within ten (10) days after the receipt of the Second Notice, to purchase its pro rata share of the Stock subject to the Second Notice and on the same terms and conditions as set forth therein. The Eligible Stockholder who so exercises its rights (the "Participating Stockholder") shall effect the purchase of the Stock, including payment of the purchase price, not more than fifteen (15) days after delivery of the First Offer Notice, and at such time the Transferring Stockholder shall deliver to the Participating Stockholder the certificate(s) representing the Stock to be purchased by the Participating Stockholder, each certificate to be properly endorsed for transfer.

          (b) The Participating Stockholder's pro rata share shall be equal to the product obtained by multiplying (x) the aggregate number of shares of Stock covered by the Second Notice and (y) a fraction, the numerator of which is the number of shares of Common Stock owned by the Participating Stockholder at the time of the Transfer and the denominator of which is the total number of shares of Common Stock owned by all Stockholders (other than the Transferring Stockholder) at the time of the Transfer.

          (c) In the event that not all of the Eligible Stockholders elect to purchase their pro rata share of the Stock available pursuant to their rights under Section 2.3(a) within the time period set forth therein, then the Transferring Stockholder shall promptly give written notice to each of the Participating Stockholders, which shall set forth the number of shares of Stock not purchased by the other Eligible Stockholders, and shall offer such Participating Stockholders the right to acquire such unsubscribed Stock. The Participating Stockholders shall have fifteen (15) days after receipt of such notice to notify the Transferring Stockholder of its election to purchase its pro rata share of the unsubscribed Stock on the same terms and conditions as set forth in the Second Notice.

          (d) In the event that any Stock of the Transferring Stockholder remains unsubscribed after giving effect to the provisions of Sections 2.1, 2.2, and 2.3 above, the Transferring Stockholder may (subject to Section 2.4 hereof) Transfer such shares to a third party; provided, however, that such Transfer shall be on terms no more favorable to the transferee than those set forth in the Notice.

     2.4  Tag-Along Rights.

          (a) Without limiting the rights of the parties under Section 2.3, each Stockholder (a "Selling Holder") agrees that it shall not Transfer Stock held by it (other than in exempted transfers pursuant to Section 3.1 ("Exempted Transfers")), unless the terms and conditions of such Transfer shall include an offer to the other Stockholder to include in the Transfer to the proposed transferee (the "Third Party"), at such Stockholder's option and on the same price and on the same terms and conditions as apply to the Selling Holder, an amount of Common Stock determined in accordance with this Section 2.4.

                                       3.

          The Third Party shall be required to purchase from each Stockholder desiring to participate in such transaction the number of shares of Common Stock owned by such Stockholder equaling the lesser of (x) the number derived by multiplying (i) the total number of shares to be purchased by the Third Party by
(ii) a fraction, the numerator of which is the total number of shares of Common Stock owned by such Stockholder and the denominator of which is the total number of shares of the Company's Common Stock then owned in the aggregate by all Stockholders (assuming for this purpose that all then outstanding options and warrants have been exercised), or (y) such lesser number of shares as the Stockholder shall designate in the Tag-Along Notice (defined below).

          The Selling Holder shall notify the Company and the other Stockholder of any proposed Transfer to which the provisions of this Section 2.4 apply.
Each such notice shall set forth: (i) the name of the Third Party, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party, and any other material terms pertaining to the proposed Transfer (the "Third Party Terms") and (iii) that the Third Party has been informed of the "Tag-Along Rights" provided for in this Section 2.4 and has agreed to purchase shares of Common Stock in accordance with the terms hereof.

          The Tag-Along Rights set forth above in this Section 2.4 may be exercised by any Stockholder by delivery of a written notice to the Company and the Selling Holder (the "Tag-Along Notice") within fifteen (15) days following receipt of the notice specified in the preceding paragraph. The Tag-Along Notice shall state the number of shares of Common Stock that such Stockholder wishes to include in such Transfer to the Third Party.

          Upon the giving of a Tag-Along Notice, such Stockholder shall be entitled and obligated to sell the number of shares of Common Stock set forth in the Tag-Along Notice to the Third Party on the Third Party Terms; provided, however, that neither the Selling Holder nor any such Stockholder shall consummate the sale of any shares offered by it if the Third Party does not purchase all shares which the Selling Holder and the Stockholders are entitled and desire to sell pursuant hereto. After expiration of the fifteen-day notice period referred to above, if the provisions of this Section have been complied with in all respects, the Selling Holder shall have the right for a 120-day period to Transfer the shares of Common Stock to the Third Party on the Third Party Terms (or on other terms no more favorable to the Selling Holder) without further notice to each Stockholder who has not given a Tag-Along Notice, but after such 120-day period no such Transfer may be made without again giving notice to all Stockholders of the proposed transfer and complying with the requirements of this Section 2.4.

          (b) At the closing of the Transfer to any Third Party (of which the Selling Holder shall give each Stockholder who has elected to exercise the Tag-Along Right provided by this Section 2.4 at least five business days' prior written notice), the Third Party shall remit to each Stockholder the consideration for the total sales price of the Common Stock of such Stockholder sold pursuant thereto, against delivery by such Stockholder of certificates for such Common Stock, duly endorsed or with duly exercised stock powers and the compliance by such Stockholder with any other conditions to closing generally applicable to the Selling Holder and all Stockholders selling Common Stock in such transaction.

     2.5  Liquidation Transfer.

                                       4.

          (a) Notwithstanding any other provision of this Agreement but subject to the provisions of Section 15.5 of that certain Joint Venture License Agreement dated as of the date hereof between IN Stockholder, TW Stockholder and the Company (the "Joint Venture License Agreement"), in the event of an institution of any proceedings for the liquidation or winding up of TW Stockholder's business or for the termination of its corporate charter, provided, in the event such proceedings are involuntary, the proceedings are not dismissed within ninety (90) days; or the cessation of normal business operations of TW Stockholder, the IN Stockholder shall have the right, at its sole discretion and option, to purchase the TW Stockholder's equity interest in the Company at its fair market value upon notice to TW Stockholder. If the fair market value of TW Stockholder's Stock cannot be mutually agreed upon by TW Stockholder and IN Stockholder within fifteen (15) days of the notice described in (a) above, then the parties shall determine the fair market value of the stock through an appraisal process in which the TW Stockholder and the IN Stockholder each appoint an appraiser within twenty (20) days of such notice to determine, within thirty (30) days of such appointment, the fair market value of the TW Stockholder's Stock. If the two appraisals are within ten percent (10%) of one another, the fair market value shall be the average of the two appraisals. If the two appraisals have a greater than ten percent (10%) difference, the two appraisers shall appoint a third appraiser, whose appraisal shall serve as the fair market value of the TW Stockholder's Stock.


          (b) Notwithstanding any other provision of this Agreement but subject to the provisions of Section 15.5 of the Joint Venture License Agreement, in the event of an institution of any proceedings for the liquidation or winding up of IN Stockholder's business or for the termination of its corporate charter, provided, in the event such proceedings are involuntary, the proceedings are not dismissed within ninety (90) days; or the cessation of normal business operations of IN Stockholder, the TW Stockholder shall have the right, at its sole discretion and option, to purchase the IN Stockholder's equity interest in the Company at its fair market value upon notice to IN Stockholder. If the fair market value of IN Stockholder's Stock cannot be mutually agreed upon by IN Stockholder and TW Stockholder within fifteen (15) days of the notice described in (a) above, then the parties shall determine the fair market value of the stock through an appraisal process in which the TW Stockholder and the IN Stockholder each appoint an appraiser within twenty (20) days of such notice to determine, within thirty (30) days of such appointment, the fair market value of the IN Stockholder's Stock. If the two appraisals are within ten percent (10%) of one another, the fair market value shall be the average of the two appraisals. If the two appraisals have a greater than ten percent (10%) difference, the two appraisers shall appoint a third appraiser, whose appraisal shall serve as the fair market value of the IN Stockholder's Stock.

     2.6 Transfer Obligations. In connection with any transfer made pursuant to this Section 2, the Transferring Stockholder, if reasonably requested by the Company, shall furnish the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act of 1933, as amended. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                                       5.

3.  Exempt Transfers.

     3.1 Notwithstanding the foregoing, the rights of the Company and the Stockholders in Section 2 above shall not apply to any transfer to any Affiliate of any Stockholder; provided that (a) the Stockholder (or its representative) shall inform the Company of such transfer prior to effecting it and (b) the transferee shall furnish the Company with a written agreement to be bound by and comply with all provisions of Section 2. Such transferred Stock shall remain "Stock" hereunder, and such transferee shall be treated as the "Stockholder" for purposes of this Agreement.

     3.2 This Agreement is subject to, and shall in no manner limit the right which the Company may have to repurchase securities from the Stockholder pursuant to a stock restriction agreement or other agreement between the Company and the Stockholder.

4.   Voting.

     4.1 Common Stock. Each Stockholder agrees to hold all shares of Stock registered in its name or beneficially owned by it subject to, and to vote its Stock in accordance with, the provisions of this Agreement.

     4.2 Election of Directors. As of the date hereof, the Company's Board of Directors (the "Board of Directors") shall be four (4) members. The parties agree that the number of directors on the Board of Directors shall be increased to five (5) upon the selection of a Chief Executive Officer. On all matters relating to the election of directors of the Company, each Stockholder agrees to vote all Stock held by it (or the holder thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Company's Board of Directors as follows:

          (a) At each election of directors, so long as a Stockholder holds at least ten percent (10%) of the Stock, that Stockholder shall be entitled to designate and elect one (1) member of the Company's Board of Directors. At each election of directors, so long as a Stockholder holds at least forty percent (40%) of the Stock, that Stockholder shall be entitled to designate and elect two (2) members of the Company's Board of Directors. Should a director nominated by a Stockholder resign, become deceased, incapacitated or otherwise be unable or unwilling to perform his or her duties, or perform in a manner contrary to that desired by that Stockholder which nominated such person, such Stockholder shall be entitled to replace such director and designate a successor thereto to serve for the balance of such director's term, effective upon the giving of notice to the Company and to the other Stockholder. Any vote taken to remove any director elected pursuant to this Section 4.2(a), or to fill any vacancy created by the resignation or death of a director elected pursuant to this Section 4.2(a), shall also be subject to the provisions of this Section 4.2(a).

          (b) The Stockholders shall designate and elect a fifth member of the Board of Directors who shall also be the Chief Executive Officer of the Company. Any vote taken to remove any director elected pursuant to this Section 4.2(b), or to fill any vacancy created by the resignation or death of a director elected pursuant to this Section 4.2(b), shall also be subject to the provisions of this
Section 4.2(b).

                                       6.

          (c) Each Stockholder agrees that no director elected by the other Stockholder shall be removed except for cause.

     4.3 Quorum. Except as provided in Section 4.7 below, at all meetings of the Board of Directors, at least one IN Director and at least one TW Director shall be required to constitute a quorum for the transaction of business.

     4.4 Special Meetings. Special meetings of the Board of Directors may be called by either of the TW Directors or the IN Directors. The Board of Directors shall hold meetings at the times and to take the actions described in the Joint Venture License Agreement, including, without limitation, the actions described in Sections 2.6 and 4.1 therein.

     4.5 TW Directors and IN Directors Votes Required. Unless otherwise set forth in Section 4.6 or 4.7, the affirmative vote of all TW Directors and IN Directors shall be required for the following matters:

          (a) approval of the Company's annual business plan and any amendments thereto; provided, however, that in the event that approval of a business plan is not obtained by March 31 of any year, the business plan for the preceding year shall remain in effect;

          (b)  approval of any additional business activities pursuant to
Section 1.15 of the Joint Venture License Agreement;

          (c) causing any material change in the nature or conduct of the business of the Company;

          (d) subject to Section 4.7, entering into, amending or terminating any contract or agreement between the Company and/or any of its Affiliates (other than TW Stockholder or IN Stockholder, if applicable) on the one hand, and any shareholder and/or any of its Affiliates;

          (e) any determination made by the Company pursuant to Section 2.6 of the Joint Venture License Agreement;

          (f) entering into any transaction or incurring total indebtedness involving more than One Hundred Thousand Dollars ($100,000) unless otherwise pursuant to the Company's annual business plan;

          (g) hiring or terminating the employment of the President, Secretary, Treasurer or Chief Executive Officer of the Company;

          (h) issuing any securities or instruments convertible into securities of the Company;

          (i) declaring any dividends, combinations, splits, recapitalizations or similar events with respect to securities of the Company;

                                       7.

          (j) voluntarily filing or acquiescing to the filing of a petition in bankruptcy under Title 11 of the United States Code or other legal proceeding on behalf of the Company for protection from its creditors;

          (k)  merging or consolidating with any other entity by the Company;

          (l) selling or otherwise disposing of the assets of the Company (including by exclusive license) not in the ordinary course of business;

          (m)  determining the terms of any stock option plan of the Company;

          (n) causing the Company to enter into any joint venture with any other entity or person or causing the Company to make any investment (other than in the ordinary course of business) in any other entity or person;

          (o)  amending the Company's Bylaws; and

          (p) adopting any resolution recommending, or otherwise taking any final action with respect to, the amendment of the Company's certificate of incorporation.

          4.6  Majority Votes Required.  Unless otherwise specified in Section
4.5 or 4.7, the affirmative vote of a majority of the Board of Directors shall be required for:

          (a) hiring or terminating the employment of any department head of the Company;

          (b) entering into, amending or terminating any agreement of the Company, or the Company otherwise engaging in any act, outside the ordinary course of business;

          (c) any decision by the Company to commence, settle, or otherwise compromise any material litigation or arbitration;

          (d) the selection or termination of any professional advisor for the Company; and

          (e) determining whether the Company may modify Source Code pursuant to Section 4.1(b) of the Joint Venture License Agreement.

          4.7 Company Action Against Stockholder. Notwithstanding any provision in this Agreement to the contrary, if the Company believes in good faith that a Stockholder is in breach of its obligations under any agreement between such Stockholder and the Company, and the Company wishes to approve the taking of action against such Stockholder at any meeting of the Board of Directors, the representatives of the allegedly breaching Stockholder shall be entitled to attend such Board of Directors meeting (and shall be entitled to ten (10) business days' prior notice of such meeting), but their attendance shall not be required for a quorum in any meeting the Board of Directors called for the purpose of taking such action. The Company may take action against such allegedly breaching Stockholder with the approval of a majority of

                                       8.

the Board of Directors other than the representative(s) of the allegedly breaching Stockholder, so long as such majority includes at least one director who is not a representative of a Stockholder.

          4.8 Deadlock Provisions. In the event the Board of Directors fails to resolve, in accordance with Section 4.5 or 4.6 of this Agreement, any matter properly before the Board of Directors that materially and adversely affects the continued operation of the Company and provided that such failure is not caused by a material breach under this Agreement or any other Company agreement by IN Stockholder or TW Stockholder or the Affiliates of IN Stockholder or TW Stockholder, the Board of Directors shall schedule another meeting as soon as reasonably possible to discuss and resolve such matter. If the IN Directors and TW Directors fail to resolve such matter, or if a quorum is not present at such meeting, or if a quorum is not present for any two consecutive Board of Directors meetings, either such Stockholder may declare a deadlock ("Deadlock") and send written notice thereof to the other Stockholder.

     (a) Executive Officers' Good Faith Negotiation. Within fifteen (15) days of receipt of a notice declaring a Deadlock, the Stockholders shall convene a meeting of two senior officers from each Stockholder and such senior officers shall negotiate in good faith and without delay to attempt to resolve the Deadlock.

     (b) Failure to Resolve Deadlock; Negotiations for Purchase. In the event the senior officers described in Section 4.8(a) cannot resolve the Deadlock within thirty (30) days of submission of the Deadlock to such committee, or within such extended period as agreed by such senior officers or by the Stockholders, the Stockholders shall immediately commence negotiations for the purchase by one Stockholder of all or some of the other Stockholder's Stock and other Company securities owned by such Stockholder ("Stockholder's Securities" or "Securities") or for another mutually acceptable option. In the event the Stockholders cannot reach an agreement regarding such purchase within thirty
(30) days, or within a mutually agreed extended period, each Stockholder may bid to purchase the other Stockholder's Securities pursuant to the procedures set forth in Section 4.8(c), with the high bidder purchasing all, but not less than all, of the other Stockholder's Securities; provided that neither Stockholder will be required to sell its Securities to the other Stockholder for less than the fair market value thereof as determined in accordance with Section 4.8(c).

     (c) Bidding Procedure. In the event that either Stockholder bids to purchase the other Stockholder's Securities pursuant to Section 4.8(b), no later than thirty (30) days following the last day of the period set forth in the last sentence of Section 4.8(b) each of the bidding Stockholders shall submit to the Company's external auditors in writing its bid in U.S. dollars to purchase, for cash, all of the other Stockholder's Securities. The Stockholders shall instruct the external auditors to, and the external auditors shall, promptly examine such bids in confidence and notify the Stockholders of the results of such bid submissions. If the bids are not equal and the lower bid is less than the higher bid by more than ten percent (10%) of the value of the higher bid, then this Agreement shall be terminated and the higher bidding Stockholder shall purchase the Securities owned by the other Stockholder. If the bids are equal, or if the lower bid is less than the higher bid by equal to or less than ten percent (10%) of the value of the higher bid, then the external auditors shall notify the Stockholders of such fact but not of the amounts of the bids, and the Stockholders shall, within seven (7) days of such notice, submit new bids, which shall be handled by the external auditors in the same manner as the original bids. After three (3)

                                       9.

submissions of bids by the Stockholders and regardless of the values of the third set of bids, this Agreement shall be terminated and the Stockholder that submitted the higher bid shall be entitled to purchase the Securities of the Stockholder that either did not submit a bid or submitted the lower bid at the price set forth in the higher bid.

          If the Stockholder not bidding or submitting the lower bid believes that the higher bid is at less than fair market value of such Securities, such Stockholder shall have the right, upon notice to the other Stockholder, to institute the following appraisal process. Each Stockholder shall appoint an appraiser within twenty (20) days of such notice to determine, within thirty
(30) days of such appointment, the fair market value of such Securities. If the two appraisals are within ten percent (10%) of one another, the fair market value shall be the average of the two appraisals. If the two appraisals have a greater than ten percent (10%) difference, the two appraisers shall appoint a third appraiser, whose appraisal shall serve as the fair market value. If the fair market value so determined is less than the winning bid price, such Stockholder shall sell its Securities and the winning bidder shall purchase such Securities at the winning bid price within seven (7) days of the completion of the appraisal. If the fair market value so calculated is greater than the winning bid price, such Stockholder may either sell its Securities at the bid price or institute the liquidation proceedings set forth in Section 4.8(d).

     (d) Liquidation Procedure. If neither Stockholder submits a bid pursuant to Section 4.8(c), or if the losing bidder institutes liquidation pursuant to the last sentence of Section 4.8(c), then the Stockholders shall promptly and in good faith cooperate to dissolve and liquidate the Company in an equitable manner that fairly distributes to the Stockholders any assets of the Company available for such distribution.

     (e) Initial Stockholders. This Section 4.8 shall only accord benefits to, and be binding upon, IN Stockholder, TW Stockholder and their respective permitted successors and assigns.

5.   Legend.

     (a) Each certificate representing shares of Stock now or hereafter owned by the Stockholder or issued to any person in connection with a transfer pursuant to Section 3.1 hereof shall be endorsed with the following legend:

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND, EXCEPT IN CERTAIN CIRCUMSTANCES, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

          THE SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS

                                      10.

          CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. SUCH AGREEMENT INCLUDES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

     (b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Stock theretofore represented by a certificate carrying the Legend.

     (c) The Stockholders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

6.   Miscellaneous.

     (a) Conditions to Exercise of Rights. Exercise of the Eligible Stockholders' rights under this Agreement shall be subject to and conditioned upon, and the Stockholders and the Company shall use their best efforts to assist each Eligible Stockholder in, compliance with applicable laws.

     (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

     (c) Amendment. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company, (ii) as to the Eligible Stockholders other than the Stockholders, by persons holding more than sixty-six and two-thirds percent in interest of the Common Stock held by the Eligible Stockholders and their assignees, pursuant to Section 6(d) hereof and (iii) as to the Stockholders, by persons holding more than ninety percent in interest of the Company's outstanding Common Stock held by the Stockholders. Any amendment or waiver effected in accordance with clauses (i), (ii), and (iii) of this Section 6(c) shall be binding upon each Eligible Stockholder, its successors and assigns, the Company and the Stockholders.

     (d) Entire Agreement; Assignment of Rights. This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement. This Agreement and the rights and obligations of the parties hereunder shall inure to

                                      11.

the benefit of, and be binding upon, their respective permitted successors, assigns and legal representatives.

     (e) Term. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

          (i) the date of the closing of a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended;

          (ii) the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company's assets or the Company's merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this Section 6(e)(ii) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company; or

          (iii) the date as of which the parties hereto terminate this Agreement by written consent of the Company and persons holding more than ninety percent in interest of the Company's outstanding Common Stock held by the Stockholders.

     (f) Ownership. The parties hereto represent and warrant that each is the sole legal and beneficial owner of those shares of Common Stock he or she currently holds subject to the Agreement and that no other person has any interest (other than a community property interest) in such shares.

     (g) Further Action. If and whenever any Stock is transferred, the transferring Stockholder or the personal representative of the transferring Stockholder shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of such Stock to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

     (h) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or its heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

     (i) Successors. The Company shall not permit the transfer of any Stock on its books or issue a new certificate representing any Stock unless and until the person to whom such security is to be transferred shall have executed a written agreement to be bound by and comply with all the provisions hereof as if such person were a Stockholder, as applicable. Any sale,

                                      12.

assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Stock not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company

     (j) Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

     (k) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     (l) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     (m) Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     (n) Entire Agreement. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     (o) Additional Stockholders. Notwithstanding anything to the contrary contained herein, if the Company shall issue shares of its Common Stock pursuant to any purchase agreement, any purchaser of such shares of Common Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a "Stockholder" hereunder.

     (p) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      13.

     (q) Books and Records. The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with United States generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under United States generally accepted accounting principles consistently applied.

                             [SIGNATURE PAGE NEXT]

                                      14.

               The foregoing Stockholders Agreement is hereby executed as of the date first above written.

COMPANY:                                 STOCKHOLDERS:

TWIN Entertainment Inc.                  Two Way TV Limited



By:  /s/ Bruce W. Bauer                  By:  /s/ Piers Wilson

Name:  Bruce W. Bauer                    Name:  Piers Wilson

Title:  President                        Title:  Finance Director



By:  /s/ Piers Wilson                    Interactive Network, Inc.

Name:  Piers Wilson

Title:  Secretary and Treasurer          By:  /s/ Bruce W. Bauer

                                         Name:  Bruce W. Bauer

                                         Title: President and Chief Executive
                                                Officer

                                   Exhibit A

                              LIST OF STOCKHOLDERS

                                                                  Shares of
Name of Stockholder                                              Common Stock
----------------------------------------------------------     -----------------
Two Way TV Limited                                                 2,500,000

Interactive Network, Inc.                                          2,500,000